Exhibit 4.2(a)

ALADDIN KNOWLEDGE SYSTEMS LTD.

SHARE OPTION GRANT NOTICE (ISRAEL VERSION)

WORLDWIDE 2003 SHARE OPTION PLAN

Aladdin Knowledge Systems Ltd. (the “Company”) hereby grants to Optionee an Option to purchase the Ordinary Shares, nominal value New Israeli Shekel 0.01 per share, of the Company (the “Ordinary Shares”). The Option is subject to all the terms and conditions set forth in this Share Option Grant Notice (this “Grant Notice”), the Option Agreement and the Company’s Worldwide 2003 Share Option Plan, including Addendum A thereto (the “Plan”), which are all attached hereto and incorporated by reference into this Grant Notice in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

Optionee: Grant Date: Vesting Commencement Date: Number of Shares Subject to Option: Exercise Price (per Ordinary Share): Option Expiration Date: Type of Option: Vesting and Exercisability Schedule:	_____________________________
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(subject to earlier termination in accordance with the terms of the
Plan and the Option Agreement)

☐ 102 Capital Gains Track Option
☐ 102 Ordinary Income Track Option
☐ 102 Non-Trustee Option
☐ Section 3(i) Option

WORLDWIDE 2003 SHARE OPTION PLAN

OPTION AGREEMENT (ISRAEL VERSION)

Pursuant to your Share Option Grant Notice (the “Grant Notice”) and this Option Agreement, Aladdin Knowledge Systems Ltd. (the “Company”) has granted you an Option under its Worldwide 2003 Share Option Plan, including Addendum A thereto (the “Plan”) to purchase the number of shares of the Company’s Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Option are as follows:

1.     Vesting and Exercisability. Subject to the limitations contained herein, your Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company or Subsidiary, as applicable, and the unvested portion of the Option will terminate. If, on the date of termination, your Option is not vested in its entirety, the Ordinary Shares covered by the unvested portion of the Option shall revert to the Plan. Although an unpaid leave of absence does not terminate your employment or service relationship with the Company or Subsidiary, as applicable, your Option shall not vest during any unpaid leave of absence.

2.     Treatment Upon Termination of Employment or Service Relationship. The unvested portion of your Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Subsidiary for any reason. Subject to all other provisions contained in this Agreement, you may exercise the vested portion of the Option as follows:

        (a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your termination of service and (ii) the Option Expiration Date (as set forth in the Grant Notice).

        (b) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised by your heirs on or before the earlier of (i) eighteen (18) months from the date of death and (ii) the Option Expiration Date.

        (c) Disability. If your employment or service relationship terminates due to your permanent disability, the vested portion of the Option must be exercised by you or your legal guardian on or before the earlier of (i) twelve (12) months from the date of permanent disability and (ii) the Option Expiration Date.

If your employment or service relationship terminates for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your termination of service, the Committee may immediately terminate any Option you then hold.

It is your responsibility to be aware of the date that your Option terminates.

3.     Treatment Upon Liquidation, Dissolution or M&A Transaction. In the event the Company is liquidated or dissolved or there is an M&A Transaction, the Board, at its sole discretion, may make any determination it deems appropriate with respect to the acceleration of the vesting and other treatment of outstanding Options, all as contemplated by the Plan.

4.     Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. No Option shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Ordinary Shares hereunder shall be exercisable only by the Optionee. No Option may be transferred other than by will or by the laws of descent and distribution.

5.     Method of Exercise. You may exercise the Option by delivery of a written notice of exercise specifying the number of Ordinary Shares for which you wish to exercise the Option, and delivery of the full exercise price thereof, in a form approved by the Committee, to the Chief Financial Officer or Corporate Financial Controller or to one of their designees or in such other manner as the Committee may otherwise from time to time permit.

6.     Share Option Plan. Your Option is subject to all of the terms and conditions of the Plan. In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative.

7.     102 Trustee Options. To the extent your Option has been designated as a 102 Trustee Option, you hereby agree to the following terms:

7.1    Appointment of a Trustee. You acknowledge that a trustee, including any replacement thereof (the “Trustee”) has been appointed to administer your Option in accordance with Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”) and the Income Tax Regulations (Tax Benefits on Issuance of Stock to Employees), 2003 (each as now existing and as amended from time to time shall hereinafter be referred to as “Section 102”) pursuant to an agreement between the Company and a Trustee that may be amended from time to time (the “Trust Agreement”). The responsibilities of the Trustee are set forth in Section 102. Any fees associated with the exercise of your Option as specified in the Trust Agreement will be borne solely by you. You hereby release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Ordinary Share granted to you thereunder

7.2    Holding Period. In accepting this grant, you acknowledge that unless otherwise permitted by Section 102 or the relevant Israeli income tax authorities and subject to Section 7.4 below: (i) you are prohibited from selling Ordinary Shares (or from instructing the Trustee to release Ordinary Shares) during a period of twenty-four months commencing from the end of the tax year in which the grant took place in the event that your Option is subject to the “capital gains track” as set forth in Section 102(b)(2) of the Ordinance, or during a period of twelve months from the end of the tax year in which the grant took place in the event that your Option is subject to the “employment income track”as set forth in Section 102(b)(1) of the Ordinance (the “Holding Period”) and (ii) the taxable event is at the time of the sale of the Ordinary Shares or, if applicable, upon the release of the Ordinary Shares from the Trustee to you.

7.3     The Company will notify the Trustee of any exercise of an Option as set forth in your notice of exercise. The Ordinary Shares issued or allocated to you upon the exercise of the Option shall be issued or allocated to the Trustee, and held in trust on your behalf by the Trustee, subject to the full settlement of the tax liabilities with respect to your Option in accordance with the provisions of Section 102.

7.4     Notwithstanding anything herein to the contrary, an official guideline was published by the Israeli income tax authorities on March 11, 2003 with respect to Section 102 that contains various explanations and interpretations of Section 102 (the “Interpretation”). The Interpretation, among other things, states that the meaning of the restriction on the sale of the Ordinary Shares during the Holding Period is that should you sell your Ordinary Shares (or instruct the Trustee to release your Ordinary Shares) during the Holding Period, the sale of the Ordinary Shares or release of the Ordinary Shares from the Trustee, as applicable, will be taxed in accordance with the relevant provisions of Section 102 regarding a breach of the terms of the Holding Period.

8.     Nature of Grant. In accepting this grant, you acknowledge that: (a) the grant of your Option is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of options; (b) you are voluntarily participating in the Plan; (c) you acknowledge and accept the conditions set forth in the Trust Agreement, to the extent applicable; (d) your Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, pension or retirement benefits or similar payments; (e) your Option grant will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary; (f) you irrevocably authorize the payment of the proceeds of exercising this Option to the Trustee, to the extent applicable; (g) you hereby agree to enter into a written undertaking to the Company, to the extent applicable and in a form that is satisfactory to the Company, by which you acknowledge, among other things, that your Option is subject to Section 102 and including the name of the relevant tax track that governs the taxation of your Option; and (h) you hereby undertake to sign additional documents in the future, to the extent applicable, as the Company and/or the Trustee deem appropriate and necessary to effectuate the Trust Agreement including but not limited to letters of authorization for payment of proceeds to the Trustee upon an exercise.

9.     Taxation.

9.1     You acknowledge that the ultimate liability for income tax, social insurance or other tax-related liability or withholding (other than employer social insurance or similar contributions) in connection with the grant of your Option or its exercise (“Tax-Related Items”) is your responsibility. You will promptly indemnify the Company in the event it makes any of such payments other than by withholding.

9.2     You hereby authorize the Company or a Subsidiary, as applicable, to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid by the Company or Subsidiary, as applicable, to you, or from proceeds of the sale of the Ordinary Shares. If permissible under local law, the Company or Subsidiary, as applicable, may (a) sell or arrange for the sale of the Ordinary Shares that you purchased in order to meet the relevant withholding obligation for Tax-Related Items, and/or (b) withhold Ordinary Shares, provided that the Company or Subsidiary, as applicable, only withholds the number of Ordinary Shares necessary to satisfy the applicable withholding obligation. In addition, you will be obligated to pay the Company or Subsidiary, as applicable, any amount of Tax-Related Items that the Company or Subsidiary, as applicable, may be required to withhold that cannot be satisfied by the above described methods.

9.3     As a condition to the exercise of any portion of your Option, you must make such arrangements as the Company may require for the satisfaction of any local or foreign withholding tax obligations that may arise in connection with such exercise. Without derogating from the above or from the provisions of the Plan, in the case of a Non-Trustee Option, the Optionee shall execute an Undertaking in the form appearing as Exhibit A attached hereto, whereby the Optionee undertakes to extend to the Company a security or guarantee for the payment of tax due at the time of sale of the Ordinary Shares, all in accordance with the provisions of Section 102.

9.4     In the case of either a 102 Trustee Option or a Non-Trustee Option, you specifically acknowledge that any and all applicable laws and regulations in Israel pertaining to the granting of options including but not limited to the provisions set forth in Section 102 and any interpretation published by the Israeli tax authorities in their official guidelines and any judicial interpretation of the Israeli courts, shall each apply with respect to your Option and may affect the terms of your Option. Any exercise of an Option and the sale of Ordinary Shares received upon the exercise of your Option that deviates from Section 102 may result in adverse tax consequences for you. Each of the Company, brokers effecting transactions relating to your Option and the Trustee is under no obligation to inform you as to whether a particular transaction you may consider effecting complies with Section 102. Neither the Company nor the Trustee shall be required to release any Option and/or any share certificate to you or to any third party at your instruction until all payments required to be made by you have been fully made. It is hereby clarified that the aforesaid does not derogate from the Trustee’s duty to withhold applicable taxes from any Ordinary Shares released to you and/or any consideration received from the sale of such Ordinary Shares.

9.5	YOU FURTHER ACKNOWLEDGE THAT THE COMPANY HAS NOT, NOR DOES IT INTEND TO, PROVIDE TAX ADVICE WITH RESPECT TO THE TAX RAMIFICATIONS OF AN OPTION GRANT UNDER ANY JURISDICTION AND INCLUDING BUT NOT LIMITED TO SUCH OPTION GRANTS INSIDE ISRAEL WITH RESPECT TO GRANTS MADE UNDER SECTIONS 3(i) AND/OR SECTION 102 OF THE ORDINANCE OR ANY REGULATIONS PROMULGATED THEREUNDER, AND THAT YOU ARE URGED TO SEEK YOUR OWN PERSONAL TAX ADVICE.

10.     No Right to Damages. The loss of existing or potential profit from an Option will not constitute an element of damages in the event of your termination of employ or service for any reason even if the termination is in violation of an obligation of the Company or a Subsidiary to you.

11.     Securities Law Compliance. Notwithstanding any other provision of this Option Agreement, you may not exercise the Option unless the Ordinary Shares issuable upon exercise are registered under the Securities Act or, if such Ordinary Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option including but not limited to Israeli securities laws, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

12.     Binding Effect. This Option Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13.     Employee Data Privacy. By entering this Option Agreement, you (a) authorize the Company or Subsidiary, as applicable, and your employer, if different, and any agent of the Company or Subsidiary administering the Plan or providing record keeping services in connection with the Plan, to disclose to the Company, a Subsidiary, a trustee (if applicable) or the relevant tax authorities, any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information under any jurisdiction; and (c) authorize the Company, the Subsidiary and its agents to store and transmit such information in electronic form.

14.     Governing Law. This agreement is governed by and construed and enforced in accordance with the laws of the state of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

15.     Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

The undersigned Optionee acknowledges receipt of, and understands and agrees to, the Grant Notice, the Option Agreement and the Plan. Optionee further acknowledges that as of the Grant Date, the Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the Option and supersedes all prior oral and written agreements on the subject.